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NEWS   FROM

Petroleum Development Corporation

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FOR IMMEDIATE RELEASE:  August 15, 2005

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Announces Delayed Filing of Second Quarter Financial Statements to Allow Complete Review of Oil and Gas Derivative Accounting

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that the filing of its second quarter 2005 Financial Statements on Form 10-Q for June 30, 2005 will be delayed to allow the Company and its independent registered public accounting firm to complete a comprehensive review of the Company's derivative accounting under Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). The Company uses derivative instruments as a means of reducing financial exposure to fluctuating oil and gas prices. Changes in the fair value of derivatives classified as cash flow hedges ("Hedges") from period to period are included as increases and decreases to Accumulated Other Comprehensive Income ("AOCI") under FAS 133.  This Hedge accounting treatment is allowed for certain derivatives, including the types of derivatives used by the Company to reduce exposure to changes in oil and gas prices associated with the sale of oil and gas production and for its natural gas marketing operations.  In order to qualify for that treatment, specific standards and documentation requirements must be met.  Based on its evaluation to date, the management of the Company believes that certain of its derivative positions which have been accounted for as Hedges do not qualify for Hedge accounting treatment.  To the extent that this determination is correct, changes in the fair value of the derivatives will be required to be expensed or charged to revenue during the period of the change. Management of the Company believes that such treatment will have no material impact on the Company's operating cash flows, cash position, or compliance with the covenants of its credit agreements.

As a part of its preparation of the Company's second quarter financial statements, the Company undertook a review of its accounting for oil and gas derivatives. The Company believed that its longstanding derivative accounting treatment was permitted under FAS 133.  However, following discussions with KPMG and after a review of the applicable derivative accounting rules, the Company's accounting policies and documentation of the Company's derivative accounting records, management determined that certain of the Company's derivatives do not qualify for Hedge accounting under FAS 133.  The management of the Company reported its determination to the Audit Committee and with the approval of the Committee has postponed the filing of its second quarter financial statements until the appropriate accounting can be determined and completed.

The primary effect of a change in classification of the derivative instrument will be the inclusion of any increases or decreases in the fair value of non-terminated derivative instruments in the calculation of the Company's net income for the period in which the increases or decreases in the fair value occur.  Under the previous accounting treatment increases and decreases in the fair values of continuing derivative instruments were recorded in AOCI, and did not increase or decrease the net income for the period.

At this time the Company anticipates that it could require as much as four to six weeks to complete the evaluation of the Company's derivatives, to determine the impact on the Company's financial statements, and to allow KPMG to complete any required review of the Financial Statements. Until the evaluation has been completed, the Company is unable to determine whether or not the impact of the review will have a material effect upon the Company's net income.

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About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597